April 15, 2009

Dr. Surajiet Khanna
Chairman
BARD, LLC
1167 Bridge Street
Philadelphia, PA 19124

SUBJECT:    BOP EPC Services - KIPC Biodiesel Site

Dear Dr. Khanna:

As per our meeting on April 9th, 2009 at your office in Philadelphia, PA, Tetra Tech EC, Inc. (Tetra Tech) is pleased to present to Biofuels Advanced Research Development, LCC (BARD), our intent to provide Balance of Plant (BOP) Engineer, Procure and Construct (EPC) services for the Keystone Industrial Port Complex (KIPC) - Biodiesel Plant. These services can be provided upon issuance of a contract with a mutually agreeable defined scope of services, price, schedule and terms and conditions. Please be aware that this letter is not a guarantee of our services and not binding on either party

As you are aware, Tetra Tech is one of the premier turnkey providers of services to renewable energy projects (wind, biofuels, etc.) for energy companies and developers nationwide. Tetra Tech has multidisciplinary staff in-house to provide the full suite of engineering and consulting services, and the resources to serve as the general contractor for the construction effort or as construction manager to BARD.

We have the proven ability to execute projects anywhere in the US and have the breath and depth of resources to work on multiple concurrent projects such as will be encountered on your project due to the accelerated schedule. This will dictate that the design effort will have to occur simultaneously with construction.

Please contact me at any time for clarification on any element of this submittal. I can be reached by phone at 215-702-4001, or via email at Jeff.otto@tteci.com. Thank you for giving us this opportunity and we look forward to your favorable response.

Attached to this Letter of Intent is Tetra Tech's understanding of the services to be provided in the role of BOP EPC Contractor.

Sincerely,
Jeffrey Otto, P.E.
Operations Manager

cc:	Craig Mackay
Dave DiCesare, P.E.
Carl Tippmann, P.E.
Shekar Shanmugam

820Town Center Drive, Suite 100 Bucks Town Corporate Campus, Langhorne, PA 19047 Tel 215.702.4000 Fax 215.702.4045 www.tteci.com

Dr. Surajiet Khanna

It is Tetra Tech's understanding that BARD is building the first full composite biodiesel plant in the northeast region of the United States. The facility will combine a 60M gallon biodiesel production plant and a 66M gallon soy solvent extraction plant. Soybeans will be used first and later in time algae will be added as part of the multi feedstock technology.

Based on conversations and materials provided by BARD representatives as well as Tetra Tech's experience on biofuels projects we anticipate the following services would need to be provided by Tetra Tech should a contract be agreed to between Tetra Tech and BARD.

SCOPE OF WORK

•  Front End Engineering - Engineering Management Services

Tetra Tech will provide Consultancy Services for the entire project. These activities include coordinating all front-end engineering and regulatory related activities including:

o	Land and Regulatory Services
o	Utility Coordination
o	Permitting Finalization
o	Project Reviews Through Implementation
o	Reviewing basic engineering packages as received from technology suppliers covering plant data, utility requirements, available resources and other such tasks.

•      Discrete Detailed Engineering Design Tasks

Tetra Tech will provide detailed engineering design services for all necessary aspects of the project. This includes but is not limited to the following:

o	Architectural / Civil / Structural
o	Process / Mechanical
o	Electrical
o	Instrumentation and Controls
o	Fire Protection

•      Construction Services

Tetra Tech will provide General Contracting Services for BARD, not just Construction Management Services, to bring the project from design phase through completion. This means that we will procure, select, negotiate with and award contracts and purchase orders, and administer, including paying the subcontractors and suppliers. The subcontractors and suppliers will be contracting directly with Tetra Tech, which will reduce the administrative burden on BARD.

Tetra Tech will provide a full time person on site to coordinate the work activities minimizing the need for BARD's involvement. Tetra Tech will manage procurements to ensure the project is kept on schedule and perform QA inspections of vendor facilities to make sure the products are suitable for their intended use. In addition to managing the project's schedule and budget, the Tetra Tech Construction Project Manager will perform frequent site visits and client meetings.

Dr. Surajiet Khanna

If desired, Tetra Tech would also act as Construction Manager to BARD if that is BARD's preference.

This effort also includes preparation and issuance of bid packages for equipment and materials, and specialty subcontractors, scheduling, construction reviews and various tasks centered on the following topics:

o	Civil and Site Development o Building for 60M Expandable Layout o Rail Car Loading and Unloading o Tankage
o	Pumps, Piping, and Transfer Systems o Miscellaneous Equipment o Silos and Material Storage o Instrumentation and
o	Control Electrical

Our recommended approach would be procure and manage all equipment and contracts directly. TtEC would direct procure the major equipment, thereby eliminating subcontractor markup.

Whenever possible TtEC will procure off-the shelf equipment for schedule and cost considerations. In selecting vendors/equipment we will adhere to the criteria of Reparability, Operability and Maintainability ('ROM') of vendors chosen and equipment procured.

•   Commissioning and Warranty Services

Tetra Tech will provide Commissioning and Warranty Services for the biodiesel plant. This includes assistance in Pre-commissioning and Commissioning of the Plant.

SCHEDULE

Tetra Tech will also provide detailed Project Scheduling services to identify milestone events. Tetra Tech is aware that BARD intends to have this biodiesel facility on-line by January 2010 as indicated in previous meetings with Tetra Tech and BARD. Tetra Tech has the capabilities to support BARD in all aspects of this project to help achieve this goal.

COST/CONTRACT

Tetra Tech can enter in a variety of contract types with BARD, based on what both parties feel is best. Lump Sum, Time and Materials and Cost Plus are a few options. For Construction Management/General Contracting Services, we have the following options: lump sum, cost + fixed fee, guaranteed maximum and guaranteed maximum + shared savings

CONCLUSION

Tetra Tech is eager to begin working for BARD to help them reach their Project goals and objectives.